                                                                    EXHIBIT 99.1


Contacts:
Mark Kent                                            Kristine Mozes
Transmeta Corporation                                Mozes Communications LLC
(408) 919-3000                                       (781) 652-8875


            TRANSMETA CORP. REPORTS FISCAL Q3 2004 FINANCIAL RESULTS

SANTA CLARA, Calif. - Oct. 20, 2004 - Transmeta Corporation (NASDAQ: TMTA), the leader in efficient computing, today announced financial results for its third quarter of fiscal 2004 ended September 24, 2004.

Net revenues for the third quarter of fiscal 2004 were $7.0 million, up 17 percent from $6.0 million in the second quarter of 2004 and up 159 percent from $2.7 million in the third quarter of 2003. Revenues in the third quarter consisted of $3.3 million in product revenue and $3.7 million of license and service revenue. GAAP net loss for the third quarter of 2004 was $27.5 million, or a loss of $0.16 per share, including $5.8 million in inventory-related charges. This compares with a GAAP net loss of $26.8 million, or a loss of $0.15 per share, in the second quarter of 2004 and a GAAP net loss of $23.7 million, or a loss of $0.17 per share, in the third quarter of 2003.

In connection with its third quarter financial announcement, the company also announced that it expects to amend its financial statements for the second fiscal quarter of 2004 to reflect a $1.3 million adjustment relating to excess package substrate materials on hand and on order within that period and a related inventory adjustment. Transmeta previously announced a second quarter 2004 GAAP net loss of $25.5 million, or a loss of $0.15 per share, which included inventory-related charges of $2.7 million. As a result of the expected additional adjustment of $1.3 million, the company now expects to report, for the second fiscal quarter of 2004, a GAAP net loss of $26.8 million, or a loss of $0.15 per share.

The company's financial results for the third quarter of fiscal 2004 and its expected amendments to its financial statement for the second quarter of fiscal 2004 are based on the company's completion of its financial statement close process and will be timely reported in the company's regular SEC filings.

The company also announced today that it has signed a non-binding letter of intent with a multi-billion dollar semiconductor company to license its LongRun2 Technology. The company expects to complete the definitive agreement in the fourth quarter of 2004.

"Although we are disappointed with the sequential decline in our product revenue, we are pleased that our new 90-nanometer Efficeon processors are now in production. With these new processors, we believe we now have an even stronger product offering. In addition, we are beginning to show real traction in our licensing business. Not only did we generate meaningful licensing revenue in the third quarter, but we are also pleased with the progress we are making toward finalizing our second LongRun2 licensing partner," said Dr. Matthew R. Perry, president and CEO of Transmeta.

"We've taken the first steps toward addressing our liquidity needs," said Mr. Mark R. Kent, chief financial officer of Transmeta. "We have reached an agreement with IBM to amortize over the next four quarters the $16 million technology license payment that was previously due in December 2004. I believe that through our ongoing efforts on licensing and other strategic collaborations, cost management and financing, we can successfully address our financial requirements in a fashion that is best for Transmeta and its stakeholders."

PRODUCT HIGHLIGHTS

o Sharp introduced its Mebius MP70G and MP50G notebook models in Japan, and its Actius MP30 model in the United States. The new two-spindle, ultralight notebooks are the first to incorporate Transmeta's 90 nanometer 1.6GHz Efficeon processors.
o Hewlett-Packard announced the availability of its new HP Compaq t5710 thin client. The new model is the first thin client to be powered by Transmeta's Efficeon processors.
o Orion Multisystems announced a new category of computer systems called Cluster Workstations that implement cluster technology to provide performance unmatched in previous desktop and deskside form factors. The workstations are powered by Transmeta's new 90 nanometer Efficeon processors.
o OQO, a pioneer of ultra portable computers, announced availability of its OQO Model 01, which uses Transmeta's Crusoe processors. The new device is a full-featured Windows XP computer that weights just 14 ounces and has a five-inch display screen.
o Wyse Technology announced that its Winterm V class thin client line will incorporate Transmeta's Crusoe processors. The new thin clients are expected to begin shipping before the end of the year.
o Amoi, a Chinese electronics manufacturer, announced the availability of its ultraportable NBPC V3 notebook powered by Transmeta's 130 nanometer Efficeon processors.

CURRENT FINANCIAL OUTLOOK FOR FOURTH QUARTER 2004
The following outlook statements are based upon current expectations. These statements are forward looking, and actual results could differ materially.

The company currently expects its fourth quarter revenue to be between $9.8 million and $10.3 million. Product revenue is expected to be flat to up from the third quarter and license and service revenue from the first LongRun2 licensing partner is expected to be $6.3 million. GAAP net loss per share for the fourth quarter is expected to be in the range of $0.10 to $0.12, which is expected to include inventory-related charges as a result of lower of cost-or-market adjustments on our 90-nanometer Efficeon processors. Operating expenses are expected to be around $22.0 million. Cash at the end of the quarter is expected to be about $43.0 million, which includes the first quarterly payment of $4 million to IBM for the technology license fee.

CONFERENCE CALL
The company will hold a conference call at 2:00 pm Pacific Time today, October 20, 2004, to discuss the third quarter fiscal 2004 financial results. To participate, please dial (913) 981-5591 at approximately 1:50 pm PT. A live webcast of the conference call will be available via the investor relations page of the company's website at www.transmeta.com. A replay of the call will be available one hour after the completion of the call. To access the recording, please dial (888) 203-1112, passcode 947959. For callers outside the U.S., please dial (719) 457-0820, with the same passcode.

ABOUT TRANSMETA CORPORATION
Founded in 1995, Transmeta Corporation designs, develops and sells highly efficient x86-compatible software-based microprocessors that deliver a compelling balance of low power consumption, high performance, low cost and small size. Our products are valuable for diverse computing platforms demanding energy efficiency, low heat and x86 software compatibility. We also develop advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.

SAFE HARBOR STATEMENT
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and political conditions and specific conditions and volatility in the markets that we address, the rescheduling or cancellation of significant customer orders, market acceptance and adoption of our new products by our present and future customers and end users, difficulties in developing or manufacturing new and existing products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, reaching agreement upon a definitive agreement after signing a non-binding letter of intent, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K and 10-Q, which describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Transmeta, Efficeon, LongRun2 and Crusoe are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.

                              TRANSMETA CORPORATION
                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                Three Months Ended           Nine Months Ended
                                             ------------------------------------------------------
                                             Sept. 24,      Sept. 26,      Sept. 24,      Sept. 26,
                                                2004          2003           2004            2003
                                             ---------      ---------      ---------      ---------
                                                   (unaudited)                   (unaudited)
Revenue:
     Product                                 $   3,297      $   2,365      $  13,977      $  12,909
     License and service                         3,698            323          4,220            850
                                             ---------      ---------      ---------      ---------
         Total revenue                           6,995          2,688         18,197         13,759
                                             ---------      ---------      ---------      ---------

Cost of revenue:
     Product                                     9,167          3,073         23,701         12,523
     License and service                           197           --              541           --
                                             ---------      ---------      ---------      ---------
         Total cost of revenue                   9,364          3,073         24,242         12,523
                                             ---------      ---------      ---------      ---------

Gross profit (loss)                             (2,369)          (385)        (6,045)         1,236

Operating expenses
     Research and development                   14,651         12,452         41,087         37,121
     Selling, general and administrative         7,424          5,978         21,563         18,959
     Restructuring charges                         904           --              904           --
     Amortization of deferred charges
         and intangible assets                   2,233          2,628          6,984          7,902
     Stock compensation                             56          2,302          1,636          3,833
                                             ---------      ---------      ---------      ---------
         Total operating expenses               25,268         23,360         72,174         67,815
                                             ---------      ---------      ---------      ---------
Operating loss                                 (27,637)       (23,745)       (78,219)       (66,579)
     Interest and other, net                       162             87            616            859
                                             ---------      ---------      ---------      ---------
Net loss                                     $ (27,475)     $ (23,658)     $ (77,603)     $ (65,720)
                                             =========      =========      =========      =========

Net loss per share--basic and diluted        $   (0.16)     $   (0.17)     $   (0.45)     $   (0.47)

Weighted average shares
     outstanding - basic and diluted           175,487        139,844        173,794        138,674

                                            TRANSMETA CORPORATION
                                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                               (IN THOUSANDS)

                                                                 Sept. 24, 2004    Dec. 26, 2003
                                                                 --------------    -------------
                                                                   (unaudited)
Assets
Current assets
     Cash and short-term investments                                   $ 65,126         $120,765
     Accounts receivable, net                                             2,509            1,719
     Inventories                                                          8,505            8,796
     Prepaid and other current assets                                     3,298            3,671
                                                                       --------         --------
        Total current assets                                             79,438          134,951
Property and equipment, net                                               4,551            5,305
Other assets                                                             26,842           31,334
                                                                       --------         --------
        Total assets                                                   $110,831         $171,590
                                                                       ========         ========

Liabilities and Stockholders' Equity
Current liabilities
     Accounts payable and other current liabilities                    $ 17,813         $ 12,246
     Current portion of accrued restructuring costs                       1,602            1,916
     Current portion of long-term obligations                            15,828           21,499
                                                                       --------         --------
        Total current liabilities                                        35,243           35,661
Long-term accrued restructuring costs                                     4,059            4,155
Long-term payables                                                           91              356
Stockholders' equity                                                     71,438          131,418
                                                                       --------         --------
        Total liabilities and stockholders' equity                     $110,831         $171,590
                                                                       ========         ========